Exhibit 2

                                    AGREEMENT

     This Agreement entered into this 5th day of February 2001 by and between Travis Wilson (Wilson), Accord Advanced Technologies, Inc. a Nevada Corporation
(AVTI), National Capital Corp. of DE the owner of 100% of the membership interest of STEP, LLC, a privately held engineering firm (NCC) and Return on Equity Group, Inc., a private merchant bank (ROE).

     WHEREAS, the above-identified parties are desirous of entering into a definitive agreement wherein a merger will occur between the entities herein described under the following conditions.

     1. Wilson will exchange his approximately sixty (60%) percent stock ownership (i.e., approximately 26 million shares) in AVTI to NCC, thereby providing control of AVTI to NCC. In exchange for this transfer of stock by Wilson, Wilson shall receive from NCC the following:

     (A)  6.6% of NCC stock upon the exchange herein provided;

     (B) 6% of AVTI stock upon completion of the proposed merger transaction, subject to further possible dilution; and

     (C) Wilson will be offered a reasonable Employment Agreement from the public entity.

     2. Said transfer by Wilson pursuant to paragraph (1) is subject to the conditions set forth in paragraph (3). Accordingly, the Wilson stock shall be placed in escrow with Gregory Frost Esq. and endorsed in blank with instructions to Mr. Frost to endorse them to ROE's assignees or return same to Mr. Wilson if ROE is not able to satisfy the terms and conditions of paragraph (3) below.

     3. This proposed transaction between Wilson and AVTI on the one hand and NCC on the other hand is subject to NCC or its representatives negotiating an acceptable transaction with the primary outstanding obligations of AVTI, i.e., Gem Management (a judgment creditor in the amount of $280,000.00) and NIR (a lender with certain convertible debenture rights in the amount of $500,000.00. It is understood and agreed that NCC will have 30 days from execution hereof to have signed agreements with the within claimant and judgment creditor resolving these claims to the parties' satisfaction. Upon the execution of this Agreement, Wilson shall resign from the Board of Directors of AVTI whereupon two directors selected by NCC will be appointed to the Board of AVTI, thus, the Board will be composed of three members, Carl Ranno, Esq., remaining as the third member of said Board. In the event that NCC is not able to resolve the Gem Management and NIR obligations to its satisfaction within said thirty (30) day period unless extended by mutual agreement of the parties, the two NCC Board members shall resign, Wilson shall be reinstated to the Board and the escrowed stock shall be returned to Wilson.

     4. After the Wilson stock is placed in escrow, the second step in the transaction will be that AVTI exchanges for one hundred (100%) percent of the issued and outstanding stock of NCC sufficient newly issued shares to NCC principals so that said principals will own ninety (90%) percent of the merged entity. Upon the merger, the Certificate of Incorporation will be amended to change the name of the entity to National Capital Corp. or such other similar name as the Secretary of State of Delaware is able to provide and to amend the capitalization of the entity. In addition, there should be an eight-to-one reverse stock split, all of which will be pursuant to a Notice of Proxy to all AVTI shareholders. The Board of Directors shall request the shareholders to take such other actions to be offered in the proxy as is required to provide AVTI with an additional 25% of its authorized common shares that will be registered in order to aid AVTI in acquiring other companies and creating a market. Moreover, AVTI's Board of Directors shall request the shareholders, in said notice of proxy, to raise the par value of the preferred stock to $5/share for its 3 million shares authorized and have an appropriate coupon attached thereto. Pursuant to this transaction, AVTI's subsidiary which is presently in bankruptcy will be overseen by Wilson and AVTI in order to comply with any fiduciary obligations he or it may have to said subsidiary.

     5. Based upon Carl Ranno's assistance in this transaction on behalf of AVTI, NCC shall, upon the exchange of stock contemplated by paragraph (4) above, issue one (1%) percent of the issued and outstanding shares calculated after the issuance of the newly issued AVTI stock to Carl Ranno, Esq., but prior to the reverse. In addition, Carl Ranno, Esq. will be offered an Employment Agreement from the new merged entity.

     6. An agent, on behalf of ROE in June, 2000, ROE incorporated NCC, a holding company to be used as the vehicle to accomplish acquisitions for companies in different industries. On or about October 31, 2000, with an effective date of the transaction of September 3, 2000, NCC acquired STEP from 100% of its membership interest holders, including Mr. Greg LaLonde and Mr. Michael Porter. STEP is an engineering project management staffing company focusing on petrochemical, gas pipelines and other related industry services. At NCC's sole option, subsequent to the second step in the proposed merger transaction, NCC may merge Fraiser-Volpe, Inc. into NCC maintaining this business as a wholly owned subsidiary of NCC.

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
     7. On December 27, 2000, NCC paid the STEP membership interest for conveying their membership interest to NCC with approximately 49% of its NCC common shares.

     8. ROE has spoken to Mr. Michael Porter, CEO and President of STEP and informed him of AVTI. AVTI, through its subsidiary, is currently engaged in the design, remanufacture and sale of customized electronic components and subsystems. In order to complete the proposed merger transaction, AVTI as a public reporting company will require inspection of STEP and NCC books, records, and operations. Accordingly, NCC will provide its first year of operation or a portion thereof by a certified audited financial statement and STEP will provide two years certified audited financial statements for the fiscal years ending 1999 and 2000. Michael Porter represents that said audited statements should be completed within 60 days from the execution hereof.

     9. AVTI and Wilson represent that all forms required to be submitted to the SEC have been filed in order to insure AVTI continues to comply with the Securities and Exchange of 1934, as amended.

     10. AVTI further represents that other than those matters disclosed in its filings, there are no other litigation pending again AVTI or undisclosed liabilities.

     11. NCC represents that that it acquired STEP, an engineering, operations, maintenance and staffing corporation operating throughout the world with 1,500 employees, $600 million backlog and projects EBIT for the fifteen (15) months ending December 31, 2001 at $12 million. Furthermore, NCC represents that the audit of STEP will not materially differ from said representation. However, in the event that the projected EBIT is less than said 12 million, the parties agree that NCC's or its assignee's interest in AVTI, i.e., ninety (90%) percent based upon paragraph 4 above, shall be reduced by the same percentage that the audited EBIT figure of STEP is less than 12 million. By way of example, in the event the EBIT of STEP is 10 million rather than 12 million, the ninety (90%) percent interest of the NCC shareholders in AVTI shall be reduced by a factor of 16.8% of the total which equals retention of 74.88% of AVTI.

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
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


Travis Wilson, Individually                 Accord Advanced Technologies, Inc.


/s/ Travis Wilson                           By /s/ Travis Wilson
-------------------------------               ----------------------------------
Travis Wilson                                 Travis Wilson Its President


National Capital Corp. of Delaware

By /s/ J. Stanulonis
  -------------------------------
  J. Stanulonis
  Its Secretary/Treasurer


Return on Equity Group, Inc.

By /s/ M. Daspin
  -------------------------------
  M. Daspin
  Its President

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